Exhibit 3.2

DEAN HELLER Secretary of State 101 North Carson Street, Suite 3 Carson City, Nevada 89701-4786 (775) 684 5708	Certificate of Amendment (PURSUANT TO NRS 78.380)	Office Use Only: FILED # C2516-00 MAY 30, 2001 IN THE OFFICE OF
[ILLEGIBLE]
Important: Read attached instructions before completing		DEAN HELLER SECRETARY OF STATE

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.380 - Before Issuance of Stock)

- Remit in Duplicate -

North Ridge Corporation

1.	Name of corporation:

2.	The articles have been amended as follows (provide article numbers, if available):
Article #1 The new name of the corporation shall be Grant Ventures Inc.
Article #3 The Number of shares with par value shall be 50,000,000 with a par value of $0.001

3.	The undersigned declare that they constitute at least two-thirds of the incorporators. (check)
☐, or of the board of directors (check) ☒

4.	The date upon which the original articles of incorporation were filed with the Secretary of
State: 01/31/00

5.	The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

6.	Signatures:

/s/ Geoff Williams	/s/ Ed Cowle
Signature	Signature

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

GOVERNING BOARD:

Dave Miller                                  1408 Westwood Court Sandpoint, ID 83864